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                                                                  EXHIBIT 2.1(A)

                           AGREEMENT NOT TO COMPETE
                           ------------------------

     THIS AGREEMENT is made as of the 31/st/ day of August, 2000, among Opinion Research Corporation, a Delaware Corporation ("ORC"), ORC Consumer, Inc., a Delaware Corporation (the "Corporation") and C/J Research, Inc. ("Seller").

                             W I T N E S S E T H:
                             - - - - - - - - - -

     WHEREAS, the Corporation, ORC, Seller, Terence W. Cotter and Gary M. Cotter have entered into an Asset Purchase Agreement of even date herewith providing for the purchase of certain of the assets and the assumption of certain of the liabilities of Seller by Corporation (the "Asset Purchase Agreement"); and

     WHEREAS, the Corporation has entered into Employment Agreements of even date herewith with Terence W. Cotter, Gary M. Cotter and certain other key executives (the "Employment Agreements" and, collectively with the Asset Purchase Agreement, the "Acquisition Agreements"); and

     WHEREAS, as a material and significant inducement to the Corporation and ORC to enter into and consummate the transactions set forth in the Acquisition Agreements, Seller has agreed not to compete with the Corporation or ORC or use or divulge certain information with respect to the business of the Corporation or ORC pursuant to the following terms and conditions:

     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and as a condition to the obligations of the Corporation and ORC to consummate the transactions contemplated in the Acquisition Agreements, the parties, each intending to be legally bound, agree as follows:

1.   Non-Competition, Non-Disclosure of Trade Secrets.

(a) Seller agrees that, except as set forth herein, for a period of five years from the date hereof, Seller shall not, directly or indirectly:

(i) solicit, induce or encourage any employee of the Corporation or ORC, to terminate his or her relationship with the Corporation or ORC; or

(ii) employ or establish a business relationship with, or encourage or assist any individual or entity to employ or establish a business relationship with, any individual who was employed by the Corporation or ORC during the preceding twelve month period; or

(iii) solicit, induce or encourage any Clients (as hereinafter defined) or Prospective Clients (as hereinafter defined) to terminate or reduce in scope their relationship with the Corporation or ORC; or
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(iv)           solicit or assist any individual or entity in the solicitation of any Clients or Prospective Clients of the Corporation or ORC for the purpose of providing any products and/or services that are the same or substantially similar to the products and services provided by the Corporation or ORC as of the date hereof or at any time during such five year period.

(b)       For purposes of this Paragraph 1,

(i) "Clients" shall mean those clients for whom the Corporation or ORC performed services during the preceding twelve months, and

(ii) "Prospective Clients" shall mean persons or entities whose business was solicited by the Corporation or ORC during the preceding twelve months, and

(iii) "preceding twelve" months shall mean the twelve months immediately preceding the date the allegedly proscribed act took place.

(c) Seller shall not use for its benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company (other than ORC, the Corporation or their subsidiaries, (i) any information regarding the business methods, business policies, business strategies, marketing plans, survey procedures, statistical techniques, research or development projects or results, trade secrets or confidential data or processes of, or developed by, the Corporation or ORC, or (ii) any confidential data on or relating to Clients or Prospective Clients of the Corporation or ORC, or (iii) budgets, forecasts, pricing information or unpublished financial information or other confidential information or data relating to or dealing with the business operations or activities of the Corporation or ORC. The obligations of Seller under this Agreement Not to Compete shall not relate to information or data: (x) that is now or hereafter becomes known to the public through sources independent of Seller, and neither directly nor indirectly through any fault of Seller; or (y) which must be disclosed pursuant to a court order or otherwise as required by law provided, however, that Seller shall give prior written notice of such anticipated disclosure to the Corporation and reasonably cooperate with the Corporation in seeking to obtain a protective order, at no cost to Seller.

(d) Seller, the Corporation and ORC acknowledge and agree that (i) the covenants set forth herein are essential elements of the transactions contemplated by the Acquisition Agreements, that Seller is receiving adequate consideration thereunder, and that such covenants are reasonable and necessary in order to protect the legitimate interests of the Corporation and ORC; (ii) the Corporation and ORC will not have any adequate remedy at law if Seller violates the terms hereof or fails to perform any of its obligations hereunder; and (iii) the Corporation and ORC shall have the right, in addition to any other rights either may have under applicable law, to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief to restrain any breach or threatened breach of, or otherwise to specifically enforce any such covenant or any other obligations of Seller under this Agreement, as well as to obtain damages and an equitable accounting of all earnings, profits and other benefits arising from such violation,
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which rights shall be cumulative and in addition to any other rights or remedies to which ORC or the Corporation may be entitled.

(e) If the period of time or scope of any restriction set forth on Paragraph 1 (a) should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months or the territory shall be reduced by the elimination of such unreasonable portion thereof, or both, so that such restrictions may be enforceable for such time and in the manner adjudged to be reasonable. If Seller violates any of the restrictions contained in Paragraph 1 (a), then the restrictive period shall not run in favor of Seller from the time of the commencement of any such violation until such time as such violation shall be cured by Seller.

             2.   Miscellaneous

                  (a) Indulgences, Etc. Neither the failure nor any delay on the part of the Seller, the Corporation or ORC to exercise any right, remedy, power or privilege under this Agreement (a "Right") shall operate as a waiver thereof, nor shall any single or partial exercise of any Right preclude any other or further exercise of the same or of any other Right, nor shall any waiver of any Right with respect to any occurrence be construed as a waiver of such Right with respect to any other occurrence. No waiver shall be effective against the Seller, the Corporation or ORC unless it is in writing and is signed by the Seller, the Corporation or ORC, as the case may be.

                  (b) Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such as Federal Express, or by other messenger or by facsimile transmission and followed promptly by mail) or four days following the day when deposited in the United States mails, registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

                  If to Seller:

                          Cotter Research, Inc.
                          3150 Salt Creek Lane
                          Arlington Heights, IL 60005-5087
                          Attention:  Gary M. Cotter
                          Telephone:  847-253-1100
                          Telecopier: 847-253-1587





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                         with a copy, given in the manner prescribed
                         above, to:

                         Stewart Dolin, Esquire
                         Sachnoff & Weaver, Ltd.
                         30 South Wacker Drive, Suite 2900
                         Chicago, IL 60606
                         Telephone:  312-207-1000
                         Telecopier: 312-207-6400

                         If to ORC or Corporation:

                         23 Orchard Road
                         Skillman, NJ 08558
                         Attention: John F. Short
                         Telephone:  908-281-5100
                         Telecopier: 908-281-5105

                         with a copy, given in the manner prescribed above, to:

                         David Gitlin, Esquire
                         Wolf, Block, Schorr and Solis-Cohen LLP
                         1650 Arch Street, 22nd Floor
                         Philadelphia, PA 19103
                         Telephone:  215-977-2284
                         Telecopier: 215-977-2740


     Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

          (c) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          (d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

          (e) Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the Corporation, ORC, Seller and their respective successors, assigns, heirs and legal representatives.

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     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                     OPINION RESEARCH CORPORATION


                                     By: /s/ Douglas L. Cox
                                         ------------------
                                             Name:  Douglas L. Cox
                                             Title: Chief Financial Officer


                                     ORC CONSUMER, INC.


                                     By: /s/ Kevin Croke
                                         ---------------
                                             Name:  Kevin Croke
                                             Title: Secretary

                                     C/J RESEARCH, INC.


                                     By: /s/ Terence W. Cotter
                                         ---------------------
                                             Name:  Terence Cotter
                                             Title: President